Exhibit 99.1

Ondas Holdings Reports Full Year 2020 Financial Results

Successfully drove early adoption of proprietary wireless connectivity solutions in rail and drone markets

Completed $34.5 million public offering and Nasdaq listing, providing financial foundation for growth

Nantucket, MA – March 8, 2021 - Ondas Holdings Inc. (NASDAQ: ONDS), a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets (“Ondas” or the “Company”), today announced financial and operating results for the full year ended December 31, 2020.

Ondas made tremendous strides in 2020, successfully driving wider commercial adoption of its proprietary wireless connectivity solutions for industrial internet applications and Mission-Critical IoT (“MC-IoT”) in two of the Company’s core markets – commercial rail and unmanned aerial systems (UAS). In addition, with $31.3 million in net proceeds from its follow-on public offering in December, the Company substantially strengthened its balance sheet, ending the year better positioned to support its long-term growth initiatives and investments.

“2020 was truly a break-out year for Ondas, starting with the announcement of a significant strategic partnership with Siemens Mobility (‘Siemens’) to bring our game-changing wireless technology to the North American Rail Market,” said Eric Brock, Ondas’ Chairman and CEO. “We also delivered the initial phase to Aura Network Systems (‘Aura’) of a groundbreaking wide-area network intended to offer drone navigation capabilities to UAS operators. These key business development successes were capped off by a public offering and Nasdaq listing in December, which affords us the flexibility to continue executing our ambitious growth strategy and realize the full potential of Ondas’ transformative wireless broadband technology in large legacy and emerging infrastructure markets.”

Full Year 2020 & Recent Highlights

●	2020 revenues increased 575%, primarily driven by Ondas’ strategic partnership with Siemens in the North American Rail Market and the delivery of the first phase network for Aura, our nationwide US drone customer.

●	We are now completing, on schedule, the first major product development program with Siemens to combine Siemens’ ATCS protocols with Ondas’ MC-IoT technology in the greenfield 900 MHz licensed band.

●	Siemens is in the final stages of launching Airlink, a Siemens-branded version of Ondas’ MC-IoT technology for the North American Rail market. The initial focus of this product line will be the nationwide 900 MHz network, which the US Federal Communications Commission (FCC) awarded to Class 1 Rails operators in August 2020.

●	In February 2021, Ondas and Siemens began work on a new product for global Rail markets, the development of which is expected to be completed by the end of 2021.

●	Also, in February 2021, Ondas entered into a strategic partnership with Rogue Industries to advance the adoption of Ondas’ MC-IoT platform in US government and defense markets.

●	In March 2021, Aura ordered the next phase of the joint-development program with Ondas to begin commercialization of the previously mentioned UAS wireless navigation system.

Full Year 2020 Financial Highlights

Revenues for the year ended 2020 were $2.2 million, an increase of $1.8 million, or 575%, compared to 2019. The revenue increase was driven primarily by Ondas’ joint development program with Siemens in the North American Rail Market and the phase-one buildout of the UAS navigation network with strategic partner Aura.

Operating expenses decreased $3.2 million, or 20%, mainly due to expense reductions in payroll, travel and entertainment, and professional services.

As a result of increased revenue and lower operating expenses, the Company’s net loss decreased approximately $5.9 million to approximately $13.5 million for the year ended December 31, 2020, compared with approximately $19.4 million for the year ended December 31, 2019. Diluted net loss per share was ($0.66) for the year ended December 31, 2020, compared to ($1.10) per share for the year ended December 31, 2019.

Results of Operations	Year ended December 31,		Increase/
($ in 000s)	2020	2019	(Decrease)
Revenue	$2,164	$320	$1,844
Cost of sales	1,236	79	1,157
Gross profit	928	241	687
Operating expenses:
General and administrative	7,642	4,793	2,849
Sales and marketing	1,224	5,404	(4,180)
Research and development	3,586	5,416	(1,830)
Total operating expense	12,452	15,613	(3,161)
Operating loss	(11,524)	(15,372)	(3,848)
Other income (expense)	(1,954)	(4,018)	(1,817)
Net loss	$(13,478)	$(19,390)	$(5,912)

The Company held cash and cash equivalents of $26.1 million on December 31, 2020, an increase of $23.8 million from 2019. The increase in cash and cash equivalents was primarily the result of $31.2 million in net proceeds from Ondas’ public equity offering in December 2020, offset by operating losses during the fiscal year. Cash used in operating activities was $7.5 million in 2020, compared to $14.7 million in 2019.

Summary of Sources and (Uses) of Cash	Year ended December 31,
($ in 000s)	2020	2019
Net cash used in operating activities	$(7,534)	$(14,664)
Net cash used in investing activities	(16)	(355)
Net cash provided by financing activities	31,458	16,042
Increase in cash	23,908	1,023
Cash and cash equivalents, beginning of year	2,153	1,130
Cash and cash equivalents, end of year	$26,061	$2,153

Outlook

Ongoing investments in market expansion and deeper penetration of select verticals are expected to continue supporting bookings and revenue growth in 2021, as Ondas advances its long-term strategy to drive commercial adoption of its proprietary technology across multiple markets. The Company continues working closely with Class 1 Rails and strategic rail partner Siemens to advance the adoption of Ondas’ FullMAX platform in the 900 MHz network, greenfield spectrum. Currently, the Company anticipates that initial commercial bookings from the Rails will commence in the second half of 2021.

In addition, commercialization efforts with Aura, the Company’s drone partner, remain on track, with the expectation of at least two revenue-producing product development agreements in the first half of 2021, as well as initial equipment orders for UAS customers and ecosystem partners for testing and network expansion during the year.

Ondas intends to continue pursuing additional bookings and deployments of its proprietary technology in security and other addressable markets, throughout 2021.

For the first quarter of 2021 the Company expects bookings of at least $2.0 million and revenue between $1.0 and $1.5 million. Operating expenses are expected to be between $2.5 and $3.0 million on a cash basis in the first quarter and may trend up modestly over the course of 2021. Cash operating expenses exclude non-cash expenses such as stock-based compensation.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, March 8, 2021, at 8:30 a.m. ET. Investors may access a live webcast of the earnings conference call via the “News / Events” page of the Company’s Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of the Company’s website.

Live Listen Only Webcast	https://ir.ondas.com

Participant Dial In (toll free)	1-866-777-2509

Participant Dial In (International)	1-412-317-5413

Participant Call Pre-Registration (encouraged)	https://dpregister.com/sreg/10152922/e3b695712a

About Ondas Holdings Inc.

Ondas Holdings Inc., through its wholly owned subsidiary, Ondas Networks Inc., is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. The Company’s standards-based, multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. These markets require reliable, secure broadband communications over large and diverse geographical areas, many of which are within challenging radio frequency environments. Customers use the Company’s FullMAX technology to deploy their own private licensed broadband wireless networks. The Company also offers mission-critical entities the option of a managed network service. Ondas Networks’ FullMAX technology supports IEEE 802.16s, the new worldwide standard for private licensed wide area industrial networks. For additional information, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, the risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”), in our Quarterly Reports on Form 10-Q filed with the SEC, and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Contacts

Investors:

Stewart Kantor, CFO

Ondas Holdings Inc.

888.350.9994 Ext. 1009

ir@ondas.com

Media:

Jeffrey Mathews or Dan Gagnier

Gagnier Communications

646.569.5711

ondas@gagnierfc.com

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